UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934, as amended

Date of Report: August 31, 2006

Date of earliest event reported: August 30, 2006

THE PEP BOYS – MANNY, MOE & JACK

(Exact Name of Registrant Specified in Charter)

Pennsylvania	1-3381	23-0962915
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

3111 W. Allegheny Ave.
Philadelphia, PA		19132
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone, including area code:  215-430-9000

(not applicable)

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 30, 2006, The Pep Boys — Manny, Moe & Jack (the “Company”) reached an agreement with Pirate Capital LLC (“Pirate Capital”) that will avoid a proxy contest for the election of directors at the Company’s 2006 annual meeting of shareholders scheduled for October 19, 2006.  Collectively, Pirate Capital is the beneficial owner of approximately 9.4% of the Company’s outstanding shares of common stock.

The Board of Directors (the “Board”) has increased the size of the Board from ten to eleven directors and appointed Thomas R. Hudson Jr. to the Board, effective immediately.  The Board has also agreed to include Mr. Hudson in its slate of directors for election at the Company’s 2006 annual meeting of shareholders.

Pirate Capital has agreed to withdraw its Notice of Intent to Nominate One Person for Election as a Director and to Move a Business Proposal at the 2006 annual meeting of shareholders and has agreed to support the election of the Company’s slate of eleven directors at the 2006 annual meeting of shareholders, which will include Mr. Hudson.

The Company has also agreed to reimburse Pirate capital for its expenses of up to $50,000 incurred in connection with its Schedule 13D filings, proxy solicitation activities and certain related matters.

A copy of the joint press release announcing these agreements is attached as Exhibit 99.1 to this Form 8-K.

In addition, on August 30, 2006, the Board approved an additional annual retainer of $25,000 for the Lead Independent Director.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 30, 2006, the Board increased its size from ten to eleven members and appointed Thomas R. Hudson Jr. to the Board, effective immediately, to serve until the 2006 annual meeting of shareholders.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1            Press release dated August 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/THE PEP BOYS – MANNY, MOE & JACK

Date: August 31, 2006